SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 14, 2008

WASHINGTON MUTUAL, INC.
(Exact name of Registrant as specified in its charter)

Washington	1-14667	91-1653725
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 SECOND AVENUE
SEATTLE, WASHINGTON 98101
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (206) 461-2000

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7 – REGULATION FD

Item 7.01.  Regulation FD Disclosure.

            Washington Mutual, Inc. (the “Company”) is filing this Current Report on Form 8-K to provide an update to the status of the Company’s litigation against the U.S. government arising from contracts entered into by Anchor Savings Bank FSB and the government.  The Company is a party to the litigation as a result of its acquisition of Dime Bancorp, and the acquisition by the Company’s subsidiary, Washington Mutual Bank, of Dime Savings Bank of New York FSB, a subsidiary of Dime Bancorp, which in turn had previously acquired Anchor Savings Bank FSB.

            Prior to the Company’s acquisition of Dime Bancorp in January 2002, Dime Bancorp had created Litigation Tracking Warrants™ (“LTWs”) and had distributed one LTW for each share of its common stock outstanding on December 22, 2000 to each of its shareholders on that date.  The LTWs originally permitted the holders to receive common stock of Dime Bancorp at a price based on the adjusted amount actually recovered in the Anchor Savings case.  Upon the Company’s acquisition of Dime Bancorp, the LTWs became exercisable for the Company’s common stock.  The LTWs trade on the Nasdaq Global Market under the symbol "DIMEZ".

            On March 14, 2008, the U.S. Court of Federal Claims issued an order and findings in the case of Anchor Savings Bank, FSB v. The United States of America, No. 95-39 C.  The Court’s order and findings concluded that Anchor Savings had incurred recoverable damages in the amount of approximately $382 million, plus an undetermined amount for a gross-up of the Company’s tax liabilities.  The Court ordered the parties to provide certain information with respect to the gross-up by May 1, 2008, so that it could make a final determination in regard to the gross-up.  The Court found that Anchor was entitled to damages for the lost profits resulting from its forced sale of its Residential Funding Corporation subsidiary and of large portions of its branch network.  The Court awarded additional damages based on expectation damages from reduced stock proceeds, “wounded bank” damages and overpayment of FDIC premiums.  The Company anticipates that the government will appeal the Court’s ruling.  In such event, the Company cannot estimate when a final resolution of all appeals will be concluded.  In complex litigation such as this case, the appeals process could last several years.  In the event of an appeal the amount of the Court’s damages findings could be reduced or negated.

            The LTWs may not be exercised for shares of the Company’s stock until the litigation, including all appeals, is ultimately concluded and the Company has collected proceeds of any judgment from the government.  There is a possibility that some or all of the damage awards will be reversed on appeal.  Therefore, although the Company has received a trial court judgment in the case, there is no assurance that the Company will ultimately collect any significant proceeds from the final judgment in the case.  The trial court judgment has no immediate financial impact on the Company.

            On a Form 8-K dated March 12, 2003, the Company provided background on the litigation and the detailed formula for the calculation of the number of shares of Company common stock that could be issued to the holder of an LTW upon final judgment and collection of proceeds and how that formula was affected by the Company’s acquisition of Dime Bancorp.  The basic formula is:

One LTW	=	adjusted litigation recovery merger adjusted stock price	X	1 _________________________ 112,975,597 (the number of LTWs originally issued or reserved for issuance)

In this formula, the “adjusted litigation recovery” is determined as follows:

Adjusted Litigation Recovery	=	85%	(	Amount Recovered	-	Litigation and LTW Expenses	-	Taxes	)

•         "Amount Recovered" equals the total amount of any cash payment and the fair market value of any property the Company actually receives as damages pursuant to a final, nonappealable judgment in or final settlement of its litigation against the government, including any post-judgment interest the Company actually receives on any payment;

•         "Litigation and LTW Expenses" equal the total expenses the Company incurs, both before and after the date of this document, in pursuing its litigation and obtaining all damages payments, plus its total expenses incurred in connection with the creation, issuance and trading of the LTWs including legal, financial advisory and accounting fees, printing and registration costs and the fees and expenses of the warrant agent; and

•         "Taxes" equal, regardless of the actual amount of taxes imposed with respect to the damages recovery, the product of (i) the amount of damages recovered less the expenses in the litigation and LTW issuance described in the preceding clauses and (ii) the combined highest federal, New York State and New York City income tax rates applicable to financial institutions in the year (or years) in which the amount of the damages (in whole or in part) is fixed or determinable (after taking into account the effect of the deductibility of such taxes for federal and state income tax purposes).

The “merger adjusted stock price” equals (i) the Company’s running average stock price over the 30 trading days ending on the “determination date” times (ii) 1.1232, which is the exchange ratio in the Company’s merger with Dime Bancorp.  The “determination date” is the 30th calendar day before the Company receives the total amount of its recovery from the government (if any), or the next trading day if the NYSE is not open for trading on such date.

The number of shares of Company common stock to be issued to the holder of an LTW upon final judgment and collection of proceeds is subject to adjustment in the event of a reclassification, redesignation or reorganization of the shares of the Company’s common stock.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2008		WASHINGTON MUTUAL, INC.
	By:	/s/ Stewart M. Landefeld Stewart M. Landefeld Executive Vice President